Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FIRST QUARTER FINANCIAL RESULTS

BOSTON (April 25, 2024) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the first quarter ended March 30, 2024. Key results were:

First Quarter 2024 Summary:

•
Depletions were flat and shipments increased 0.9%
•
Net revenue of $426.1 million increased 3.9%
•
Gross margin of 43.7% up 570 basis points year over year
•
Net income of $12.6 million
•
Diluted income per share of $1.04

Capital Structure

•
Ended the first quarter with $205.4 million in cash and no debt
•
Repurchased $65.0 million in shares from January 2, 2024 to April 19, 2024

“We were pleased to see flat depletion trends in the first quarter and to deliver revenue growth,” said Chairman and Founder Jim Koch. “We remain committed to investing across our portfolio of brands to drive long-term revenue growth while also expanding our margins. Our highly cash generative business and strong balance sheet has enabled us to repurchase $65 million in shares year-to-date and will fuel our 2024 investments.”

“I’m thrilled to have recently joined Boston Beer as CEO,” said President and CEO Michael Spillane. “Our first quarter performance reflects a solid start to the year, and we are reiterating our 2024 volume and EPS guidance. We remain focused on executing our strategy to return to growth and expand margins by investing in our iconic brands, launching disciplined innovation and optimizing our supply chain.”

Details of the results were as follows:

First Quarter 2024 (13 weeks ended March 30, 2024) Summary of Results

Depletions for the first quarter were flat from the prior year. Shipment volume for the quarter was approximately 1.6 million barrels, a 0.9% increase from the prior year, primarily due to growth in Twisted Tea offset by declines in Truly Hard Seltzer and the Company’s other brands.

Shipments were higher than depletions as distributors built inventories to support the Company’s peak selling season and the implementation of the Company’s new automated customer ordering and inventory management system. The Company believes distributor inventory as of March 30, 2024 was at an appropriate level for each of its brands and averaged approximately four and a half weeks on hand compared to four weeks on hand at the end of the fourth quarter of 2023 and four and a half weeks at the end of the first quarter of 2023.

Revenue for the quarter increased 3.9% due to volume increases, pricing, and lower returns.

Gross margin of 43.7% increased from the 38.0% margin realized in the first quarter of 2023, or an increase of 570 basis points year over year. Gross margin primarily benefited from price increases, the comparison against high returns and inventory obsolescence costs in the prior year related to the Truly Vodka Soda rebrand and a non-recurring payment in the prior year to a third-party contract brewery, procurement savings and lower brewery processing costs per barrel due to higher volumes partially offset by inflationary costs. The first quarter gross margin of 43.7% includes $1.0 million of shortfall fees which negatively impacted gross margin by approximately 20 basis points on an absolute basis and non-cash expense of third-party production pre-payments of $4.2 million that negatively impacted gross margins by approximately 100 basis points on an absolute basis.

Advertising, promotional and selling expenses for the first quarter of 2024 decreased $5.2 million or 4.1% from the first quarter of 2023, due to decreased freight to distributors of $3.6 million from lower rates and improved freight efficiencies, partially offset by higher volumes. Brand investments decreased $1.6 million, with decreases in other promotional activity partially offset by increases in media.

General and administrative expenses increased by $6.7 million or 15.3% from the first quarter of 2023, primarily due to higher salaries and benefits cost, which includes Chief Executive Officer transition costs that were fully expensed in the first quarter, partially offset by decreased consulting costs.

The Company’s effective tax rate for the first quarter of 33.0% compared to 27.8% in the prior year. In the first quarters of 2024 and 2023, the Company recorded tax expense of $0.05 and $0.04 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

The Company expects that its March 30, 2024 cash balance of $205.4 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 13-week period ended March 30, 2024 and the period from April 1, 2024 through April 19, 2024, the Company repurchased shares of its Class A Common Stock in the amounts of $50.0 million and $15.0 million, respectively, for a total of $65.0 million year to date. As of April 19, 2024, the Company had approximately $201.5 million remaining on the $1.2 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 16-week period ended April 20, 2024 are estimated by the Company to have decreased approximately 2% from the comparable period in 2023.

Full-Year 2024 Projections

The Company has not changed its full year guidance communicated in its February 27, 2024 Earnings Release, other than the change in its effective tax rate, which is due to an increase in estimated non-deductible compensation expense primarily related to CEO transition costs.

The Company’s actual 2024 results could vary significantly from the current projection and are highly sensitive to changes in volume projections, particularly related to the hard seltzer category, and supply chain performance as well as inflationary impacts.

Full Year 2024	Current Guidance	Prior Guidance
Depletions and Shipments Percentage Change	Down low single digit to up low single digit	Down low single digit to up low single digit
Price Increases	1% to 2%	1% to 2%
Gross Margin	43% to 45%	43% to 45%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	($5) to $15	($5) to $15
Effective Tax Rate	28.5%	27.5%
GAAP EPS	$7.00 to $11.00	$7.00 to $11.00
Capital Spending ($ million)	$90 to $110	$90 to $110

Underlying the Company's current 2024 projections are the following full-year estimates and targets:

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The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.
•
During full year 2024, the Company estimates shortfall fees will negatively impact gross margin by 50 to 75 basis points and non-cash expense of third-party production pre-payments will negatively impact gross margins by 85 to 110 basis points which is a reduction from our previous estimate of 125 to 150 basis points, due to a change in timing of our production prepayment amortization
•
The Company’s business is seasonal, with the first quarter and fourth quarter being lower volume quarters and the fourth quarter typically the lowest absolute gross margin rate of the year
•
During the first quarter shipments trends were above depletions trends and the Company currently estimates that these trends will rebalance resulting in shipments trends being lower than depletions trends in the second quarter

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 30, 2023 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Thursday, April 25, 2024

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended
	March 30, 2024	April 1, 2023
Revenue	$452,208	$435,156
Less excise taxes	26,156	25,156
Net revenue	426,052	410,000
Cost of goods sold	239,704	254,338
Gross profit	186,348	155,662
Operating expenses:
Advertising, promotional, and selling expenses	120,275	125,428
General and administrative expenses	50,384	43,694
Impairment of brewery assets	335	484
Total operating expenses	170,994	169,606
Operating income (loss)	15,354	(13,944)
Other income:
Interest income	3,493	1,644
Other expense	(38)	(102)
Total other income	3,455	1,542
Income (loss) before income tax provision (benefit)	18,809	(12,402)
Income tax provision (benefit)	6,212	(3,446)
Net income (loss)	$12,597	$(8,956)
Net income (loss) per common share – basic	$1.05	$(0.73)
Net income (loss) per common share – diluted	$1.04	$(0.73)
Weighted-average number of common shares – basic	12,054	12,309
Weighted-average number of common shares – diluted	12,055	12,309
Net income (loss)	$12,597	$(8,956)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(162)	18
Total other comprehensive (loss) income	(162)	18
Comprehensive income (loss)	$12,435	$(8,938)

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	March 30, 2024	December 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$205,444	$298,491
Accounts receivable	72,962	66,997
Inventories	146,783	115,773
Prepaid expenses and other current assets	27,489	20,538
Income tax receivable	244	1,711
Total current assets	452,922	503,510
Property, plant, and equipment, net	635,131	642,509
Operating right-of-use assets	33,644	35,559
Goodwill	112,529	112,529
Intangible assets, net	59,581	59,644
Third-party production prepayments	30,662	33,581
Note receivable	18,739	—
Other assets	40,980	42,661
Total assets	$1,384,188	$1,429,993
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$98,107	$87,245
Accrued expenses and other current liabilities	104,960	126,930
Current operating lease liabilities	8,351	9,113
Total current liabilities	211,418	223,288
Deferred income taxes, net	85,710	85,721
Non-current operating lease liabilities	34,297	36,161
Other liabilities	6,035	6,894
Total liabilities	337,460	352,064
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 9,908,668 and 10,033,303 issued and outstanding as of March 30, 2024 and December 30, 2023 respectively	99	100
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding at March 30, 2024 and December 30, 2023	21	21
Additional paid-in capital	662,942	656,297
Accumulated other comprehensive loss	(219)	(57)
Retained earnings	383,885	421,568
Total stockholders' equity	1,046,728	1,077,929
Total liabilities and stockholders' equity	$1,384,188	$1,429,993

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirteen weeks ended
	March 30, 2024	April 1, 2023
Cash flows used in operating activities:
Net income (loss)	$12,597	$(8,956)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	23,404	21,915
Impairment of brewery assets	335	484
Gain on sale of property, plant, and equipment	(23)	(195)
Change in right-of-use assets	1,915	1,921
Stock-based compensation expense	7,127	4,073
Deferred income taxes	(11)	(430)
Other non-cash expense (income)	99	(55)
Changes in operating assets and liabilities:
Accounts receivable	(6,304)	(23,372)
Inventories	(29,342)	(3,002)
Prepaid expenses, income tax receivable, and other assets	(4,241)	(16,972)
Third-party production prepayments	2,919	6,362
Accounts payable	11,352	15,258
Accrued expenses and other liabilities	(22,356)	(12,758)
Operating lease liabilities	(2,355)	(2,095)
Net cash used in operating activities	(4,884)	(17,822)
Cash flows used in investing activities:
Cash paid for note receivable	(20,000)	—
Purchases of property, plant, and equipment	(15,737)	(17,312)
Proceeds from disposal of property, plant, and equipment	23	195
Net cash used in investing activities	(35,714)	(17,117)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(49,967)	(21,096)
Proceeds from exercise of stock options and sale of investment shares	479	442
Cash paid on finance leases	(557)	(414)
Payment of tax withholding on stock-based payment awards and investment shares	(2,404)	(1,993)
Net cash used in financing activities	(52,449)	(23,061)
Change in cash and cash equivalents	(93,047)	(58,000)
Cash and cash equivalents at beginning of period	298,491	180,560
Cash and cash equivalents at end of period	$205,444	$122,560

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com